Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Leigh J. Abrams, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW ANNOUNCES ADVERSE COURT DECISION ON MOTION TO REDUCE WORKPLACE INJURY AWARD

White Plains, New York – March 23, 2005 - Drew Industries Incorporated (NYSE: DW) today reported an adverse court decision on its motion to reduce a workplace injury award against Drew’s subsidiary, Lippert Components, Inc., with respect to a case first reported in December 2004.

As previously announced, a state court jury in California rendered a verdict in favor of a former employee of Drew’s subsidiary, Lippert Components, Inc., in connection with a workplace injury. The verdict included compensatory damages of $464,000 and punitive damage of $4 million. Counsel for Lippert previously advised the Company that, under California law, the award for punitive damage would likely be reduced to four times the compensatory damages, or $1.9 million, or less. Accordingly, the Company recorded a charge related to this case of $1.9 million, which reduced fourth quarter 2004 earnings by approximately $.09 per diluted share.

On March 17, 2005, the trial court denied Lippert’s motion to reduce the punitive damage award. Subsequent settlement discussions were unsuccessful. Accordingly, in the first quarter of 2005, the Company will record an additional charge of $2.1 million plus interest, which will reduce earnings by approximately $.10 per diluted share.

Drew said Lippert intends to appeal the verdict as well as the punitive damage award, as counsel for Lippert asserts that the verdict is unsupported by the evidence and the punitive damage award exceeds the limit generally permitted in California. There can be no assurance of the outcome of the appeal.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, electric stabilizer jacks and trailers for equipment hauling, boats, personal watercrafts and snowmobiles, as well as chassis and windows for modular homes and offices. From 50 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

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